Ryan Vardeman Joins LivePerson Board of Directors

NEW YORK – October 20, 2025 – LivePerson (Nasdaq: LPSN), a leading provider of trusted enterprise conversational AI and outcome-driven digital transformation, today announced the appointment of Ryan Vardeman to its Board of Directors, effective immediately.

Mr. Vardeman brings extensive experience in finance, corporate strategy, and investment management, with a particular focus on technology and software companies.

"We are delighted to welcome Ryan to the LivePerson Board," said Jim Miller, Board Chair. "His strong track record in finance, operations, and corporate strategy in the software industry will be an asset as the Company continues to execute its strategy with a focus on delivering value for shareholders and customers.”

Mr. Vardeman has served as a principal and co-founder of investment management firm Palogic Value Management, L.P.. He has extensive operating, financial, strategic, and investment management experience with an emphasis on technology and software companies. Mr. Vardeman previously served on the board of directors of BSQUARE Corporation as Chair of the Board and the Compensation Committee, as well as the board of INTEVAC, Inc.

"LivePerson has been a longstanding leader in the space of conversational AI, with a strong vision for the future of business-to-consumer engagement,” said Vardeman. “I am excited about the opportunity to work with the board and management team to achieve the company’s objectives and build enhanced value for shareholders.”

About LivePerson, Inc.
LivePerson (NASDAQ: LPSN) is a leader in trusted enterprise conversational AI and digital transformation. The world's leading brands use our award-winning Conversational Cloud platform to connect with millions of consumers. We power nearly a billion conversational interactions every month, providing uniquely rich data analytics and safety tools to unlock the power of conversational AI for better business outcomes. Fast Company named LivePerson the #1 Most Innovative AI Company in the world. Learn more at liveperson.com.
Forward-Looking Statements
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties, and actual events or results may differ materially from our expectations. Some of the factors that could cause events or results to differ from our expectations include, without limitation, our ability to execute on and deliver our current business, sales, go-to-market and product plans and goals, and the other factors described in the "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025, and our Quarterly Reports on Form 10-Q including for the quarter ended June 30, 2025, filed with the SEC on August 13, 2025. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
Investor Relations Contact:
ir-lp@liveperson.com

Media Contact:
pr@liveperson.com
SOURCE LivePerson, Inc.